Exhibit 10.66

TRANSITION AGREEMENT

This Transition Agreement (the “Agreement”) is made and entered into as of December 12, 2007, by and between Tier Technologies, Inc., a Delaware corporation (together with its successors and assigns, the “Company”), and Deanne M. Tully (the “Executive”).

WHEREAS, the Company and the Executive are parties to an Executive Severance and Change in Control Benefits Agreement entered into July 30, 2003 (the “Severance Agreement”);

WHEREAS, the Company wants the Executive to continue in her current officer positions reporting to the Company’s Chief Executive Officer, and, as applicable, to the Company’s Board of Directors, until March 31, 2008 (the “Separation Date”);

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is mutually acknowledged, the Company and the Executive, intending to be legally bound, agree as follows:

1.    Separation.  The Company hereby provides notice that it will end the Executive’s employment in an Involuntary Termination without Cause (as defined in the Severance Agreement), effective as of the Separation Date, provided that she does not resign and is not terminated for Cause (as defined the Severance Agreement) before such date, in either of which case Executive will not receive the compensation hereunder.

2.    Compensation.  Assuming the Executive satisfies the conditions of the Severance Agreement, including executing a release of all claims in the form attached to the Severance Agreement and not thereafter revoking such release, and her employment ends on an Involuntary Termination without Cause, the Company will provide the following benefits:

          (a)  12 months’ base salary in the amount of $220,000 in a single lump sum payment, on the next paydate occurring at least 10 days following the Separation Date, provided that the release has become effective;

          (b)  Payment by the Company of any post-employment health insurance premiums  in accordance with the Company’s customary treatment of senior executives for the shorter of (i) the 12 months following the Separation Date or (ii) the period during which she is eligible for COBRA (without regard to any early termination of the COBRA period that might apply if she ceases to be within the coverage area of the Company’s plan); and

          (c)  Payment upon presentation of receipts for expenses related to outplacement and incurred in 2008, to a maximum of $7,500.

The Executive agrees that the foregoing payments satisfy all Company obligations under the Severance Agreement and all other compensation and benefits owed to the Executive (other than compensation and benefits already accrued as of the date of this Agreement and accruing  between the date of this Agreement and the Separation Date).  The Executive agrees that, to receive the compensation above, she must execute the release after the close of business on the date her employment ends or within two business days thereafter.

3.    Further Services. Commencing after the Separation Date and for the six months thereafter, the Executive shall make herself reasonably available for consultation under a consulting arrangement to be executed on or before the Separation Date (with a monthly retainer, paid in arrears each month, of $18,333.33) for the six months following the Separation Date.

4.    Employment Status.  This Agreement does not constitute a contract of employment or impose upon the Executive any obligation to remain as an employee, or impose on the Company any obligation (i) to retain Executive as an employee or (ii) to change the status of Executive as an at-will employee.  The Company agrees not to terminate Executive’s employment before March 31, 2008 without Cause.

5.    Assignability; Binding Nature.  This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation or entity with which or into which the Company may be merged or that may succeed to its assets or business; provided, however, that the obligations of the Executive are personal and shall not be assigned by her.

6.    Entire Agreement.  This Agreement contains the entire understanding and agreement between the parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, with respect thereto, including, without limitation, the Severance Agreement, except as provided herein.  The parties agree that nothing herein supersedes any eligibility for general benefits programs before the Separation Date or the Executive’s agreement under the Nondisclosure and Proprietary/Confidential Information/NonSolicitation Agreement, dated May 4, 2004, which she agrees remains in effect.

7.    Amendment or Waiver.  No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by the Executive and an authorized officer of the Company.  No waiver by either party of any breach by the other party of any condition or provision contained in this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time.  Any waiver must be in writing and signed by the Executive or an authorized officer of the Company, as the case may be.

8.    Taxation.  The Company may withhold from any amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.  To the extent that, at the Executive’s request, the Company does not withhold taxes with respect to payments during the consultation period, the Executive shall indemnify the Company if it incurs any taxes, penalties, or interest in connection with such request.  The application of Section 409A of the Internal Revenue Code (“Section 409A”) is fact specific and uncertain, and the Executive has requested payment as provided herein.  The Company makes no representations or warranty and shall have no liability to the Executive or any other person if any provisions of or payments under this Agreementare determined to constitute deferred compensation subject to Code Section 409A but not to satisfy the conditions of that section.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

TIER TECHNOLOGIES, INC

By:
Name:
Title:

THE EXECUTIVE

Deanne M. Tully